Exhibit 16.1


McGladrey & Pullen
Certified Public Accountants




                         McGladrey & Pullen, LLP
                         30 South Wacker Dr., Ste. 3500, Chicago, IL 60606-7462 0 312.207.0870 F 312.207.0906
                         www.mcgladrey.com






April 28, 2004

Securities and Exchange Commission
Division of Market Regulation
450 5th Street, N.W.
Washington, D.C. 20549



Commissioners:

We have read the statements made by Steben & Company, Inc. on behalf of Futures Portfolio Fund, L.P. which we understand will be filed with the Commission pursuant to the Futures Portfolio Fund, L.P.'s Form 10 filing. We are in agreement with the statements contained therein and we agree with such statements concerning our Firm.




Very truly yours,



/s/ McGladrey & Pullen, LLP
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McGladrey & Pullen, LLP is a member firm of RSM International -
an affiliation of separate and independent legal entities.